Exhibit 14.1

NATURE VISION, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

(Adopted by the Board of Directors on March 12, 2004)

1.	General

        This Code of Business Conduct and Ethics of Nature Vision, Inc. (the “Company”) covers a wide range of business practices and procedures and applies to all of our officers, directors and employees, including, without limitation, our principal executive officer, our principal financial and accounting officer and all other senior financial officers. This Code does not cover every issue that may arise, but it sets out basic principles to guide all officer, directors and employees of the Company. All of our officers, directors and employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by the Company’s agents and representatives, including consultants.

        If a law conflicts with a policy in this Code, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor or a member of the Company’s Audit Committee how to handle the situation.

        Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment, that will be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code.

2.	Compliance with Laws, Rules and Regulations

        All officers, directors and employees must respect and obey the laws of the cities, states and countries in which we operate. Although not all officers, directors and employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

3.	Conflicts of Interest

        A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. A conflict situation can arise when an officer, director or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an officer, director or employee, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company.

        It is almost always a conflict of interest for an officer, director or employee of the Company to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Conflicts of interest are prohibited as a matter of Company policy. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or a member of the Company’s Audit Committee. Any officer, director or employee who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or a member of the Company’s Audit Committee.

4.	Insider Trading

        Officers, directors and employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. In order to assist with compliance with laws against insider trading, the Company has adopted a specific policy governing trading in securities of the Company. This policy has been distributed to every officer, director and employee. If you have any questions, please consult your manager or a member of the Company’s Audit Committee.

5.	Corporate Opportunities

        Officers, directors and employees are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No officer, director or employee may use corporate property, information or position for improper personal gain, and no officer, director or employee may compete with the Company directly or indirectly. Officers, directors and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

6.	Competition and Fair Dealing

        We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present officers, directors or employees of other companies is prohibited. Each officer, director and employee should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No officer, director or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.

        The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any officer, director or employee, family member of an officer, director, employee or agent unless it: (a) is not a cash gift, (b) is consistent with customary business practices, (c) is not excessive in value, (d) cannot be construed as a bribe or payoff and (e) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

7.	Discrimination and Harassment

        The Company is committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind.

8.	Health and Safety

        The Company strives to provide each officer, director and employee with a safe and healthy work environment. Each officer, director and employee has responsibility for maintaining a safe and healthy workplace for all officers, directors and employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

        Violence and threatening behavior are not permitted. Officers, directors and employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

9.	Record-Keeping

        The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

        Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult a member of the Company’s Audit Committee.

10.	SEC Disclosures

        All officers, directors and employees of the Company are responsible for the full, fair, accurate, timely and understandable disclosure in the reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company. Accordingly, it is your responsibility to report to our Audit Committee any material information that you may become aware that affects the disclosures made by the Company in its public filings or communications or otherwise will assist our Audit Committee in fulfilling its responsibilities.

11.	Internal Controls and Fraud

        All officers, directors and employees of the Company are responsible for reporting to our Audit Committee any concerns that he or she may have regarding (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) fraud, whether or not material, that involves management or other employees, including without limitation, those employees having a significant role in the Company’s financial reporting, disclosures or internal controls.

12.	Confidentiality

        Officers, directors and employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

13.	Protection and Proper Use of Company Assets

        All officers, directors and employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

        The obligation of officers, directors and employees to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

14.	Waivers of the Code of Business Conduct and Ethics

        This Code may only be amended or modified by the Board. Any waiver of this Code for any officer or director may be made only by the Board. Amendments, modifications and waivers will be promptly disclosed by the Company to the extent required under the Securities Exchange Act of 1934, as amended, and the Nasdaq Listing Requirements.

15.	Reporting Violations

        Officers, directors and employees are encouraged to talk to supervisors, managers, a member of the Company’s Audit Committee or other appropriate personnel about the best course of action in a particular situation. Officers, directors and employees are required to promptly report to a member of the Company’s Audit Committee, on a confidential basis, suspected or known violations of (a) the standard of conduct expected of an officer, director or employee of this Company, and/or (b) this Code. Such persons will strive to maintain the confidentiality of any report to the maximum extent consistent with fair and rigorous review of the violation. Retaliation against anyone who reports suspected or known violations is strictly prohibited. You will not suffer any penalty for reporting in good faith any violation.